October 19, 2016 FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Third Quarter Earnings of
$0.80 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Third Quarter and First Nine Months of 2016:

•
Significant Unusual Income or Expense Items:  During the three months ended September 30, 2016, the Company recorded the following unusual items:  (1) the Company incurred expenses and loss on final disposition totaling approximately $320,000 related to one foreclosed property.  Throughout 2016 the Company had incurred operating losses on this property as it maintained some operations in order to make the property more marketable; (2) the Company implemented a company-wide multimedia advertising campaign totaling approximately $300,000 that was tied to the Summer Olympics television broadcast; (3) the Company incurred expenses totaling $318,000 for new chip-enabled debit cards, which will be used for a mass replacement of customer swipe debit cards during the fourth quarter of 2016; and (4) the Company incurred expenses totaling $775,000 in the third quarter of 2016 for higher levels of debit card and check fraud losses.  These losses were $498,000 higher than those incurred in the 2015 third quarter.  The majority of the increase related to debit card fraud that resulted from a data security breach at a national retail merchant which operates stores in many of our markets, affecting some of our debit card customers who transacted business with the merchant.  The losses incurred by the Company resulted from regulatory requirements that banks reimburse their debit card customers for unauthorized transactions.  All of these additional expenses increased noninterest expense by approximately $1.4 million in the 2016 third quarter.  All of these items, collectively, after the effect of the full tax rate for the Company, negatively impacted earnings per common share by approximately $0.06.

•
Total Loans:  Total gross loans, excluding previously acquired covered and non-covered loans and mortgage loans held for sale, but including the loans acquired from Fifth Third Bank, increased $403.4 million, or 13.4%, from December 31, 2015, to September 30, 2016.  The increases occurred across several loan types, primarily other residential loans, commercial real estate loans, one- to four-family residential loans, consumer loans and home equity lines of credit.  Total gross loans increased $47.8 million, or 1.4%, in the three months ended September 30, 2016.  Net decreases in the FDIC-acquired loan portfolios totaled $57.6 million in the nine months ended September 30, 2016.

•
Asset Quality:  Non-performing assets and potential problem loans, excluding those currently or previously covered by FDIC loss sharing agreements and those acquired in the FDIC-assisted transaction with Valley Bank, which are not covered by a loss sharing agreement but are accounted for and analyzed as loan pools rather than individual loans, totaled $43.8 million at September 30, 2016, a decrease of $13.0 million from $56.8 million at December 31, 2015, and a decrease of $4.8 million from $48.6 million at June 30, 2016.  Non-performing assets at September 30, 2016 were $36.6 million (0.82% of total assets), down $7.4 million from $44.0 million (1.07% of total assets) at December 31, 2015 and up $2.8 million, or 8.0%, from $33.8 million (0.77% of total assets) at June 30, 2016.

•
Capital:  The capital position of the Company continues to be strong, significantly exceeding the thresholds established by regulators. During the quarter, the Company further enhanced its regulatory capital position with the issuance of $75.0 million of subordinated notes.  On a preliminary basis, as of September 30, 2016, the Company's Tier 1 Leverage Ratio was 11.4%, Common Equity Tier 1 Capital Ratio was 10.2%, Tier 1 Capital Ratio was 12.6%, and Total Capital Ratio was 13.5%.

•
Net Interest Income: Net interest income for the third quarter of 2016 decreased $0.5 million to $41.0 million compared to $41.5 million for the third quarter of 2015.  Net interest income was $40.7 million for the second quarter of 2016.  Net interest margin was 3.98% for the quarter ended September 30, 2016, compared to 4.43% for the third quarter of 2015 and 4.10% for the quarter ended June 30, 2016.  The decrease in the margin from the prior year third quarter was primarily the result of decreases in average loan yields and a reduction in the additional yield accretion recognized in conjunction with updated estimates of the fair value of the acquired loan pools compared to the prior year quarter, partially offset by increased total average loans.  Increased average interest rates on deposits also contributed to lower net interest margin.  The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 38, 71 and 39 basis points for the quarters ended September 30, 2016, September 30, 2015, and June 30, 2016, respectively.  For further discussion of the additional yield accretion of the discount on acquired loan pools, see "Net Interest Income."

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended September 30, 2016, were $0.80 per diluted common share ($11.2 million available to common shareholders) compared to $0.79 per diluted common share ($11.1 million available to common shareholders) for the three months ended September 30, 2015.

Preliminary earnings for the nine months ended September 30, 2016, were $2.39 per diluted common share ($33.5 million available to common shareholders) compared to $2.46 per diluted common share ($34.4 million available to common shareholders) for the nine months ended September 30, 2015.

For the quarter ended September 30, 2016, annualized return on average common equity was 10.92%, annualized return on average assets was 1.01%, and net interest margin was 3.98%, compared to 11.53%, 1.10% and 4.43%, respectively, for the quarter ended September 30, 2015.  For the nine months ended September 30, 2016, annualized return on average common equity was 10.92%; annualized return on average assets was 1.03%; and net interest margin was 4.11% compared to 12.26%, 1.14% and 4.59%, respectively, for the nine months ended September 30, 2015.

President and CEO Joseph W. Turner commented, "During the third quarter, we maintained strong company-wide loan production; however, this was partially offset by a few significant repayments, resulting in net loan growth of $48 million. Outstanding loan balances increased in several loan types with the multi-family and commercial real estate loan segments increasing by $117 million and $17 million, respectively. Outstanding loan balances for construction and commercial business loan segments decreased by $53 million and $24 million, respectively. Loan commitments and the unfunded portion of loans remained strong and were up slightly from totals at June 30, 2016.

"During the quarter, total classified assets decreased $4.8 million, from $48.6 million at June 30, 2016, to $43.8 million at September 30, 2016, as we remain focused on credit quality. We had some expected fluctuations in various segments of total classified assets, as we continue to work through the resolution process with certain relationships. As part of total classified assets, non-performing loans increased $7.4 million, to $13.2 million, primarily because of the transfer of two relationships from potential problem loans.  These loan relationships were originated prior to 2007. Assets acquired by foreclosure decreased during the quarter, resulting in a net increase in total non-performing assets of $2.8 million, to $36.6 million at September 30, 2016. Non-performing assets as a percentage of total assets were 0.82% at the end of September as compared to 1.07% at the end of 2015 and 0.77% at the end of the second quarter in 2016. While our goal is to keep non-performing assets, loan loss provisions and net charge-offs as low as possible, we expect these items to fluctuate from period to period."

Turner continued, "As anticipated, we experienced a reduction in the net interest margin during the quarter. In August 2016, we completed the public offering and sale of $75 million in subordinated notes, which provided additional regulatory capital. The interest expense and deferred issuance costs on the subordinated notes decreased the net interest margin (expected to be approximately 10 basis points annualized). In addition, the low interest rate environment and competition for deposits in our markets continue to put some pressure on the net interest margin because of slightly higher deposit and borrowing costs."

Turner noted, "Also, a few unusual non-interest expense items impacted the third quarter financial results, including costs related to the final disposition of one foreclosed property, a time-targeted corporate-wide marketing campaign, issuance of chip-enabled debit cards to the Company's checking account customer base, and debit card transaction losses from a payment processing breach at a national merchant."

Selected Financial Data:
(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net interest income	$41,028	$41,525	$122,808	$127,659
Provision for loan losses	2,500	1,703	6,901	4,303
Non-interest income	7,090	5,120	20,981	8,522
Non-interest expense	30,657	30,014	91,384	85,205
Provision for income taxes	3,740	3,732	11,956	11,821
Net income	$11,221	$11,196	$33,548	$34,852

Net income available to common shareholders	$11,221	$11,051	$33,548	$34,417
Earnings per diluted common share	$0.80	$0.79	$2.39	$2.46

NET INTEREST INCOME

Net interest income for the third quarter of 2016 decreased $0.5 million to $41.0 million compared to $41.5 million for the third quarter of 2015.  Net interest margin was 3.98% in the third quarter of 2016, compared to 4.43% in the same period of 2015, a decrease of 45 basis points, and 4.10% in the second quarter of 2016, a decrease of 12 basis points.  The average interest rate spread was 3.86% for the three months ended September 30, 2016, compared to 4.33% for the three months ended September 30, 2015  The average interest rate spread also decreased 13 basis points compared to the average interest rate spread of 3.99% in the three months ended June 30, 2016.

Net interest income for the nine months ended September 30, 2016 decreased $4.9 million to $122.8 million compared to $127.7 million for the nine months ended September 30, 2015.  Net interest margin was 4.11% in the nine months ended September 30, 2016, compared to 4.59% in the same period of 2015, a decrease of 48 basis points.  The average interest rate spread was 4.00% for the nine months ended September 30, 2016, compared to 4.50% for the nine months ended September 30, 2015.

The Company's net interest margin has been significantly impacted by additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the 2009, 2011, 2012 and 2014 FDIC-assisted transactions. On an on-going basis, the Company estimates the cash flows expected to be collected from the acquired loan pools. For each of the loan portfolios acquired, the cash flow estimates have increased, based on payment histories and reduced loss expectations of the loan pools. This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of the loan pools. The increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC (if such an agreement was in place), which were recorded as indemnification assets.  Therefore, the expected indemnification assets had also been reduced each quarter since the fourth quarter of 2010, resulting in adjustments to be amortized on a comparable basis over the remainder of the loss sharing agreements or the remaining expected lives of the loan pools, whichever is shorter.  Beginning in the three months ended June 30, 2016, only the loans and other real estate owned acquired in the InterBank transaction continue to be covered by a loss sharing agreement and have indemnification assets remaining.  Additional estimated cash flows totaling approximately $3.4 million and $8.9 million were recorded in the three and nine months ended September 30, 2016, respectively, related to these loan pools, with a corresponding reduction in expected reimbursement from the FDIC (solely related to the InterBank transaction) of approximately $552,000 and $2.4 million in the three and nine months ended September 30, 2016, respectively.

The impact of adjustments on all portfolios acquired in FDIC-assisted transactions for the reporting periods presented is shown below:

	Three Months Ended
	September 30, 2016		September 30, 2015
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$4,010	38 bps	$6,661	71 bps
Non-interest income	(1,310)		(4,139)
Net impact to pre-tax income	$2,700		$2,522

	Nine Months Ended
	September 30, 2016		September 30, 2015
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$13,251	44 bps	$22,882	82 bps
Non-interest income	(6,019)		(16,191)
Net impact to pre-tax income	$7,232		$6,691

Because these adjustments will be recognized over the remaining lives of the loan pools and the remainder of the loss sharing agreement, respectively, they will impact future periods as well.  The remaining accretable yield adjustment that will affect interest income is $7.8 million and the remaining adjustment to the indemnification assets related to InterBank, including the effects of the clawback liability, that will affect non-interest income (expense) is $(3.2) million.  The $7.8 million of accretable yield adjustment relates to Team Bank, Vantus Bank, Sun Security Bank, InterBank and Valley Bank.  The expense, as noted, is only related to InterBank, as there is no longer, nor will there be in the future, indemnification asset amortization expense related to Team Bank, Vantus Bank, or Sun Security Bank due to the termination of the remaining related loss sharing agreements for those transactions in April 2016.  Of the remaining adjustments, we expect to recognize $2.3 million of interest income and $(817,000) of non-interest income (expense) during the remainder of 2016.  Additional adjustments may be recorded in future periods from the FDIC-assisted transactions, as the Company continues to estimate expected cash flows from the acquired loan pools.

Excluding the impact of the additional yield accretion, net interest margin for the three months ended September 30, 2016 decreased 12 basis points when compared to the year-ago quarter.  The decrease in net interest margin is primarily due to an increase in the average interest rate on deposits and increased interest expense due to the issuance of subordinated notes during the quarter.

For additional information on net interest income components, see the "Average Balances, Interest Rates and Yields" tables in this release.

NON-INTEREST INCOME

For the quarter ended September 30, 2016, non-interest income increased $2.0 million to $7.1 million when compared to the quarter ended September 30, 2015, primarily as a result of the following items:

•
Amortization of income related to business acquisitions:  The net amortization expense related to business acquisitions was $1.2 million for the quarter ended September 30, 2016, compared to $3.3 million for the quarter ended September 30, 2015.  The amortization expense for the quarter ended September 30, 2016, consisted of the following items:  $1.0 million of amortization expense related to the changes in cash flows expected to be collected from the FDIC-covered loan portfolio acquired from InterBank and $358,000 of amortization of the clawback liability.  Partially offsetting the expense was income from the accretion of the discount related to the indemnification asset for the InterBank acquisition of $185,000.

•	Service charges and ATM fees: Service charges and ATM fees increased $386,000 compared to the prior year quarter, primarily due to the additional accounts acquired in the Fifth Third Bank transaction in January 2016, which have had high levels of debit card activity, and overall higher levels of point-of-sale card activity.
•
Other income:  Other income decreased $907,000 compared to the prior year period.  During the 2015 period, the Company recorded a $1.1 million gain when it redeemed the trust preferred securities previously issued by Great Southern Capital Trust III at a discount.

For the nine months ended September 30, 2016, non-interest income increased $12.5 million to $21.0 million when compared to the nine months ended September 30, 2015, primarily as a result of the following items:

•
Amortization of income related to business acquisitions:  The net amortization expense related to business acquisitions was $6.1 million for the nine months ended September 30, 2016, compared to $15.4 million for the nine months ended September 30, 2015.  The amortization expense for the nine months ended September 30, 2016, consisted of the following items:  $5.4 million of amortization expense related to the changes in cash flows expected to be collected from the FDIC-covered loan portfolios, $584,000 of impairment to certain indemnification assets and $785,000 of amortization of the clawback liability.  The impairment of the indemnification asset was recorded in the three months ended March 31, 2016, due to the expected loss on the FDIC loss share termination agreements that occurred in April 2016, as discussed in the Company's March 31, 2016 Quarterly Report on Form 10-Q.  Partially offsetting the expense was income from the accretion of the discount related to the indemnification asset for the InterBank acquisition of $715,000.

•
Net realized gains on sales of available-for-sale securities:  During the period, the Company sold an investment held at the holding company level for a gain of $2.7 million.  This investment, the original amount of which was $1.0 million, was made in a managed equity fund.  The Company was required to divest this investment as a result of recent regulations enacted by the Federal Reserve Board.  There were no material gains on sales of investments in the prior year period.

•
Service charges and ATM fees:  Service charges and ATM fees increased $1.4 million compared to the prior year period, primarily due to the additional accounts acquired in the Fifth Third Bank transaction in January 2016, which have had high levels of debit card activity, and overall higher levels of point-of-sale card activity.

•
Other income:  Other income decreased $613,000 compared to the prior year period.  During the 2015 period, the Company recorded a $1.1 million gain when it redeemed the trust preferred securities previously issued by Great Southern Capital Trust III at a discount.  Also in the 2015 period, the Company sold a banking center building in Nebraska at a net gain of $671,000. The Company recognized a $257,000 gain on the sale of the Thayer, Mo., branch and deposits during the first quarter of 2016 and a $110,000 gain recognized on the sale of the Buffalo, Mo., branch and deposits during the first quarter of 2016.  In addition in the 2016 period, a gain of $238,000 was recognized on sales of fixed assets unrelated to the branch sales.

NON-INTEREST EXPENSE

For the quarter ended September 30, 2016, non-interest expense increased $643,000 to $30.7 million when compared to the quarter ended September 30, 2015, primarily as a result of the following items:

•
Net occupancy and equipment expense:  Net occupancy expense decreased $1.2 million in the quarter ended September 30, 2016 compared to the same quarter in 2015.  In September 2015, the Company announced plans to consolidate operations of 16 banking centers into other nearby Great Southern banking center locations. The Company evaluated the carrying value of the affected premises (totaling approximately $7.5 million) to determine if any impairment of the value of these premises was warranted and recorded a valuation allowance of $1.2 million related to certain affected premises, furniture, fixtures and equipment and leases.

•
Expense on foreclosed assets:  Expense on foreclosed assets increased during the 2016 quarter $682,000 compared to the prior year quarter primarily due to expenses and loss on final disposition totaling approximately $320,000 related to one property.  Collection expenses and losses on sales of non-real estate assets increased $199,000 in the 2016 quarter compared to the same quarter in 2015.

•
Advertising expense:  Advertising expense increased $258,000 compared to the prior year quarter primarily due to a company-wide multimedia  advertising campaign totaling approximately $300,000 that was tied to the Summer Olympics television broadcast.

•
Supplies expense:  Supplies expense increased $247,000 compared to the prior year quarter primarily due to approximately $318,000 of one-time costs incurred to stock a supply of chip-enabled debit cards. In October 2016, the Company began mass issuing chip-enabled debit cards to its deposit customer base.

•
Other operating expenses:  Other operating expenses increased $472,000 in the quarter ended September 30, 2016 compared to the same period in 2015.  This increase is primarily due to higher levels of debit card and check fraud losses in the 2016 period.  These losses totaled $775,000 in the 2016 period compared to $277,000 in the 2015 period.  The majority of the increase related to debit card fraud that resulted from a data security breach at a national retail merchant which operates stores in many of our markets, affecting some of our debit card customers who transacted business with the merchant.  The losses incurred by the Company resulted from regulatory requirements that banks reimburse their debit card customers for unauthorized transactions.  In regard to this particular merchant breach, we currently believe that further loss exposure will not be significant.

For the nine months ended September 30, 2016, non-interest expense increased $6.2 million to $91.4 million when compared to the nine months ended September 30, 2015, primarily as a result of the following items:

•
Fifth Third Bank branch acquisition expenses:  The Company incurred approximately $1.4 million of expenses during the period related to the acquisition of certain branches of Fifth Third Bank.  Those expenses included approximately $124,000 of compensation expense, approximately $385,000 of legal, audit and other professional fees expense, approximately $294,000 of computer license and support expense, approximately $436,000 in charges to replace former Fifth Third Bank customer checks with Great Southern Bank checks, and approximately $79,000 of travel, meals and other expenses related to the transaction and similar costs incurred during the period.

•
Salaries and employee benefits:  Salaries and employee benefits increased $1.4 million over the prior year period.  One-time acquisition related net salary and retention bonus and other compensation expenses paid as part of the Fifth Third branch transaction totaled $124,000, which are noted in the previous bullet point.  The remaining increase is due to increased staffing due to the Fifth Third acquisition and due to growth in lending and other operational areas.

•
Expense on foreclosed assets:  Expense on foreclosed assets increased $1.8 million compared to the prior year period due to expenses and valuation write-downs of foreclosed assets, and the loss on final disposition of certain assets during the 2016 period.  As noted above, in the three months ended September 30, 2016, expenses and loss on final disposition related to two related properties totaling $320,000 were incurred.  In addition, approximately $912,000 in valuation write-downs primarily related to the two properties noted above as disposed in the current period were taken during the period. Collection expenses and losses on sales of non-real estate assets increased $580,000 in the 2016 period compared to the same period in 2015.  The Company has increased its consumer lending, primarily in indirect automobile lending, significantly in the past few years.

•
Other operating expenses:  Other operating expenses increased $1.4 million in the nine months ended September 30, 2016 compared to the same period in 2015.  $436,000 of this amount is the check charges to replace Fifth Third customer checks as discussed above.  Additional amortization expense of $316,000 was recognized related to the core deposit intangible for the deposits acquired from Fifth Third Bank.  There was also increased expense due to higher levels of debit card and check fraud losses in the 2016 period.  These losses totaled $1.4 million in the 2016 period compared to $510,000 in the 2015 period.  The reasons for the increase in fraud losses were the same as discussed above in the three month period.

•
Legal, audit and other professional fees:  Legal, audit and other professional fees increased $526,000 from the prior year period due to legal and professional fees related to the Fifth Third transaction, legal fees related to the resolution of two large non-performing loans, and increased audit and accounting fees.

•
Supplies expense:  Supplies expense increased $392,000 compared to the prior year period primarily due to approximately $318,000 of one-time costs incurred to stock a supply of chip-enabled debit cards. As noted above, in October 2016, the Company began mass issuing chip-enabled debit cards to its deposit customer base.

The Company's efficiency ratio for the quarter ended September 30, 2016, was 63.71% compared to 64.35% for the same quarter in 2015.  The efficiency ratio for the nine months ended September 30, 2016, was 63.55% compared to 62.57% for the same period in 2015.  The improvement in the ratio in the 2016 three month period was primarily due to the increase in non-interest income, partially offset by the increase in non-interest expense and the decrease in net interest income.  The increase in the ratio in the 2016 nine month period was primarily due to the increase in non-interest expense and decrease in net interest income, partially offset by the increase in non-interest income.  The Company's ratio of non-interest expense to average assets was 2.95% and 2.79% for the three and nine months ended September 30, 2015, respectively, compared to 2.76% and 2.81% for the three and nine months ended September 30, 2016, respectively.  The decrease in the current three month period ratio was due to the increase in average assets in the 2016 period compared to the 2015 period, partially offset by the increase in non-interest expense.  The increase in the current nine month period ratio was due to the increase in non-interest expense, partially offset by the increase in average assets in the 2016 period compared to the 2015 period.  Average assets for the quarter ended September 30, 2016, increased $370.0 million, or 9.1%, from the quarter ended September 30, 2015, primarily due to assets acquired in the Fifth Third Bank transaction in the first quarter of 2016 and organic loan growth, partially offset by decreases in investment securities and other interest-earning assets.  Average assets for the nine months ended September 30, 2016, increased $263.4 million, or 6.5%, from the nine months ended September 30, 2015, due to the same reasons noted for the three month period.

INCOME TAXES

For the three and nine months ended September 30, 2016, the Company's effective tax rate was 25.0% and 26.3%, respectively, compared to 25.0% and 25.3%,respectively, for the three and nine months ended September 30, 2015.  These effective rates were lower than the statutory federal tax rate of 35%, due primarily to the utilization of certain investment tax credits and to tax-exempt investments and tax-exempt loans which reduced the Company's effective tax rate.  In future periods, the Company expects its effective tax rate typically will be 26-28% of pre-tax net income, assuming it continues to maintain or increase its use of investment tax credits and maintain or increase its pre-tax net income. The Company's effective tax rate may fluctuate as it is impacted by the level and timing of the Company's utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pre-tax income.

CAPITAL

As of September 30, 2016, total stockholders' equity and common stockholders' equity were $422.1 million (9.5% of total assets), equivalent to a book value of $30.32 per common share.  Total stockholders' equity and common stockholders' equity at December 31, 2015, were $398.2 million (9.7% of total assets), equivalent to a book value of $28.67 per common share.  At September 30, 2016, the Company's tangible common equity to total assets ratio was 9.2%, compared to 9.6% at December 31, 2015.  The tangible common equity to total risk-weighted assets ratio was 10.2% and 10.9% at September 30, 2016, and December 31, 2015, respectively.

On a preliminary basis, as of September 30, 2016, the Company's Tier 1 Leverage Ratio was 11.4%, Common Equity Tier 1 Capital Ratio was 10.2%, Tier 1 Capital Ratio was 12.6%, and Total Capital Ratio was 13.5%.  On September 30, 2016, and on a preliminary basis, the Bank's Tier 1 Leverage Ratio was 10.7%, Common Equity Tier 1 Capital Ratio was 11.8%, Tier 1 Capital Ratio was 11.8%, and Total Capital Ratio was 12.7%.

LOANS

Total gross loans, excluding previously acquired covered and non-covered loans and mortgage loans held for sale, but including the loans acquired from Fifth Third Bank, increased $403.4 million, or 13.4%, from December 31, 2015, to September 30, 2016.  This increase occurred across several loan types, primarily other residential loans, commercial real estate loans, one- to four-family residential loans, consumer loans and home equity lines of credit. Gross loans increased $47.8 million during the three months ended September 30, 2016. Loan growth has come from most of Great Southern's primary lending locations, including Springfield, St. Louis, Kansas City, Des Moines and Minneapolis, as well as the loan production offices in Dallas and Tulsa.

Since the end of 2015, outstanding balances in commercial real estate loans, multi-family residential mortgage loans, one-to four-family residential loans and consumer loans have increased $116.6 million, $204.0 million, $92.8 million and $53.8 million, respectively.  The FDIC-acquired loan portfolios had net decreases totaling $57.6 million during the nine months ended September 30, 2016, and $17.2 million during the three months ended September 30, 2016.

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	December 31, 2014	December 31, 2013
Closed loans with unused available lines
Secured by real estate (one- to four-family)	$123,083	$123,172	$121,956	$105,390	$92,286	$84,040
Secured by real estate (not one- to four-family)	23,279	21,258	25,576	21,857	23,909	30,865
Not secured by real estate - commercial business	80,771	74,498	67,726	63,865	63,381	55,789

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	13,675	14,594	12,283	14,242	17,564	18,317
Secured by real estate (not one-to four-family)	546,104	500,013	368,718	385,969	356,913	144,893

Loan Commitments not closed
Secured by real estate (one-to four-family)	25,660	30,465	26,793	13,411	12,700	58,558
Secured by real estate (not one-to four-family)	129,603	144,450	211,728	120,817	54,643	31,211
Not secured by real estate - commercial business	10,432	9,177	3,614	—	—	1,589

	$952,607	$917,627	$838,394	$725,551	$621,396	$425,262

For further information about the Company's loan portfolio, please see the quarterly loan portfolio presentation available on the Company's Investor Relations website under "Presentations".

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews.  However, the levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management maintains various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended September 30, 2016, increased $797,000 to $2.5 million when compared with the quarter ended September 30, 2015.  The provision for loan losses for the nine months ended September 30, 2016, increased $2.6 million to $6.9 million when compared with the nine months ended September 30, 2015.  At September 30, 2016 and December 31, 2015, the allowance for loan losses was $37.0 million and $38.1 million, respectively.  Total net charge-offs were $3.6 million and $1.5 million for the quarters ended September 30, 2016 and 2015, respectively.  Two relationships make up $1.9 million of the net charge-off total for the quarter ended September 30, 2016, and such amount was substantially provided for in the allowance for loan losses at June 30, 2016.  Total net charge-offs were $8.0 million and $2.9 million for the nine months ended September 30, 2016 and 2015, respectively.  General market conditions and unique circumstances related to individual borrowers and projects contributed to the level of provisions and charge-offs.  As properties were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the values of these assets with corresponding charge-offs as appropriate.

The Bank's allowance for loan losses as a percentage of total loans, excluding acquired loans that are covered or were previously covered by the FDIC loss sharing agreements, was 1.05%, 1.20% and 1.10% at September 30, 2016, December 31, 2015 and June 30, 2016, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company's loan portfolio at September 30, 2016, based on recent reviews of the Company's loan portfolio and current economic conditions. If economic conditions were to deteriorate or management's assessment of the loan portfolio were to change, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank and InterBank non-performing assets, including foreclosed assets, and potential problem loans are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below as they are, or were, subject to loss sharing agreements with the FDIC, which cover at least 80% of principal losses that may be incurred in these portfolios for the applicable terms under the agreements.  In addition, these assets were initially recorded at their estimated fair values as of their acquisition dates.  The overall performance of the loan pools acquired in 2009, 2011 and 2012 in FDIC transactions has been better than original expectations as of the acquisition dates.  Former Valley Bank loans are also excluded from the totals and the discussion of non-performing loans, potential problem loans and foreclosed assets below, although they were never subject to a loss sharing agreement.  Former Valley Bank loans are accounted for in pools and were recorded at their fair value at the time of the acquisition as of June 20, 2014; therefore, these loan pools are analyzed rather than the individual loans.  The overall performance of the Valley Bank loan pools has been better than original expectations as of the acquisition dates.  At this time, the Company does not expect any material losses from the Valley Bank loan pools.

As noted above, the remaining loss sharing agreements for Team Bank, Vantus Bank and Sun Security Bank were terminated in April 2016.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered and formerly covered non-performing assets and other FDIC-assisted acquired assets, at September 30, 2016, were $36.6 million, a decrease of $7.4 million from $44.0 million at December 31, 2015, and an increase of $2.8 million from $33.8 million at June 30, 2016.  Non-performing assets, excluding FDIC-acquired covered and non-covered non-performing assets and other FDIC-assisted acquired assets, as a percentage of total assets were 0.82% at September 30, 2016, compared to 1.07% at December 31, 2015 and 0.77% at June 30, 2016.

Compared to December 31, 2015, non-performing loans decreased $3.4 million to $13.2 million at September 30, 2016, and foreclosed assets decreased $4.0 million to $23.4 million at September 30, 2016.  Compared to June 30, 2016, non-performing loans increased $7.4 million and foreclosed assets decreased $4.6 million at September 30, 2016.  Non-performing commercial real estate loans comprised $7.1 million, or 53.5%, of the total of $13.2 million of non-performing loans at September 30, 2016, an increase of $4.8 million from June 30, 2016.  $4.5 million of the increase in the commercial real estate category was due to the transfer of two separate relationships from potential problem loans.  These relationships are discussed below.  Non-performing consumer loans increased $612,000 in the three months ended September 30, 2016, and were

$2.2 million, or 16.7%, of total non-performing loans at September 30, 2016.  Non-performing land development loans comprised $1.7 million, or 13.0%, of the total non-performing loans at September 30, 2016, an increase of $1.6 million from June 30, 2016, due to the addition of one loan, which is discussed below.  Non-performing one-to four-family residential loans comprised $1.6 million, or 12.4%, of the total non-performing loans at September 30, 2016, an increase of $5,000 from June 30, 2016.

Compared to December 31, 2015, potential problem loans decreased $5.6 million to $7.3 million at September 30, 2016.  Compared to June 30, 2016, potential problem loans decreased $7.5 million.  This decrease was due to $4.6 million in loans transferred to non-performing loans, $1.8 million in charge-offs, $1.3 million in loans removed from potential problem loans, $65,000 in loans transferred to foreclosed assets, and $19,000 in payments, offset by the addition of $258,000 of loans to potential problem loans.

Activity in the non-performing loans category during the quarter ended September 30, 2016, was as follows:

	Beginning Balance, July 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, September 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	109	2	—	—	—	—	—	111
Land development	100	1,631	—	—	—	—	(16)	1,715
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,631	463	—	—	(224)	(60)	(174)	1,636
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	2,288	4,952	—	—	—	(18)	(168)	7,054
Commercial business	90	407	—	—	—	(40)	(2)	455
Consumer	1,590	1,369	(14)	—	(180)	(301)	(262)	2,202

Total	$5,808	$8,824	$(14)	$—	$(404)	$(419)	$(622)	$13,173

At September 30, 2016, the non-performing commercial real estate category included nine loans, six of which were added in the current period.  Two relationships made up four of the six loans added during the current period, which were transferred from potential problem loans. These two loan relationships were originated prior to 2007. The largest relationship in this category, which was transferred from potential problem loans during the quarter and is made up of three loans, totaled $3.2 million, or 45.0% of the total category. This relationship is collateralized by commercial retail projects in Texas and Georgia and was transferred to non-performing loans during the quarter due to past-due payments.  The second largest relationship in this category, which was added prior to 2016, totaled $1.7 million, or 23.8% of the total category, and is collateralized by a theatre property in Branson, Mo.  The third largest relationship in this category was transferred from potential problem loans during the quarter due to delinquent payments and totaled $1.4 million, or 19.3% of the total category, and is collateralized by a hotel located in the western United States.  The non-performing land development category included two loans, one of which was added during the quarter and totaled $1.6 million, or 95.1% of the total category, and was collateralized by land in the St. Louis, Mo. area. This relationship was originated in 2007. The non-performing one- to four-family residential category included 34 loans, 10 of which were added during the current quarter.  The non-performing consumer category included 177 loans, 118 of which were added during the current quarter.

Activity in the potential problem loans category during the quarter ended September 30, 2016, was as follows:

	Beginning Balance, July 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, September 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	141	—	(141)	—	—	—	—	—
Land development	4,130	—	—	—	—	—	—	4,130
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	543	70	(60)	—	(65)	(2)	(3)	483
Other residential	—	178	—	—	—	—	—	178
Commercial real estate	9,573	—	(1,054)	(4,533)	—	(1,760)	(3)	2,223
Commercial business	145	—	—	—	—	(68)	(5)	72
Consumer	205	10	—	(29)	—	(1)	(8)	177

Total	$14,737	$258	$(1,255)	$(4,562)	$(65)	$(1,831)	$(19)	$7,263

At September 30, 2016, the land development category of potential problem loans included two loans.  The largest loan in this category, which was added prior to 2016 and is collateralized by property in the Branson, Mo., area, totaled $3.8 million, or 93.0% of the category.  The commercial real estate category of potential problem loans included five loans, all of which were added during previous quarters.  The largest relationship in this category contains two loans, both of which were added prior to 2016, with a total balance of $1.3 million, or 58.5% of the commercial real estate category.  This relationship is collateralized by commercial entertainment property and other property in Branson, Mo.  Two relationships made up the $4.5 million in transfers to non-performing assets and the related $1.8 million in charge-offs in the commercial real estate category during the quarter.  These relationships are discussed above under non-performing loans.

Activity in foreclosed assets, excluding $795,000 in foreclosed assets covered by FDIC loss sharing agreements, $432,000 in foreclosed assets previously covered by FDIC loss sharing agreements, $1.9 million in foreclosed assets related to Valley Bank and not covered by loss sharing agreements and $4.8 million in properties which were not acquired through foreclosure, during the quarter ended September 30, 2016, was as follows:

	Beginning Balance, July 1	Additions	ORE Sales	Capitalized Costs	ORE Write- Downs	Ending Balance, September 30
	(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	6,720	—	(35)	—	—	6,685
Land development	10,886	—	—	—	—	10,886
Commercial construction	—	—	—	—	—	—
One- to four-family residential	1,437	270	(206)	—	(36)	1,465
Other residential	1,774	—	(656)	66	(90)	1,094
Commercial real estate	5,173	—	(3,989)	—	—	1,184
Commercial business	—	—	—	—	—	—
Consumer	2,047	4,107	(4,087)	—	—	2,067

Total	$28,037	$4,377	$(8,973)	$66	$(126)	$23,381

At September 30, 2016, the land development category of foreclosed assets included 22 properties, the largest of which was located in northwest Arkansas and had a balance of $1.4 million, or 12.6% of the total category.  Of the total dollar amount in the land development category of foreclosed assets, 39.1% and 33.1% was located in Branson, Mo. and in the northwest Arkansas, area, respectively, including the largest property previously mentioned.  The subdivision construction category of foreclosed assets included 27 properties, the largest of which was located in the Springfield, Mo. metropolitan area and had a balance of $1.2 million, or

18.5% of the total category.  Of the total dollar amount in the subdivision construction category of foreclosed assets, 30.4% and 18.5% is located in Branson, Mo. and Springfield, Mo., respectively, including the largest property previously mentioned.  The commercial real estate category of foreclosed assets included four properties, the largest of which was located in southwest Missouri and totaled $500,000, or 42.2% of the total category.  The $4.0 million in sales in the commercial real estate category of foreclosed assets was primarily from two properties.  Sales of $2.9 million related to a property located in the Branson, Mo., area, and included a lakefront resort, marina and related amenities, condominiums and lots.  Sales of $982,000 related to a motel property located in Springfield, Missouri.  The one-to four-family residential category of foreclosed assets included 11 properties, of which the largest relationship, with one property in the southwest Missouri area, had a balance of $527,000, or 36.0% of the total category.  Of the total dollar amount in the one-to- four-family category of foreclosed assets, 40.3% is located in Branson, Mo.  The other residential category of foreclosed assets included six properties, five of which are part of the same condominium community, located in Branson, Mo. and had a balance of $834,000, or 76.2% of the total category.  Three additional properties that were part of the same condominium community, which had a balance of $629,000, were sold during the quarter.  The larger amount of additions and sales under consumer loans are due to a higher volume of repossessions of automobiles, which generally don't go through a lengthy repossession process.

BUSINESS INITIATIVES

As part of the Company's ongoing performance evaluation, the retail banking center network continues to evolve. In August 2016, the Company consolidated a banking center in O'Fallon, Mo., into a nearby banking center office. The office located at 100 Christina Marie Drive was consolidated into the office at 2419 Highway K. The Christina Marie Drive banking center was opened by Great Southern in 2012. The Highway K office was acquired through the January 2016 Fifth Third Bank branch acquisition in the St. Louis market area.

At the close of business on October 21, 2016, an office located at 111 E. Main Street in Neosho, Mo., is expected to be consolidated into a nearby banking center at 713 S. Neosho Boulevard.  After this consolidation, the Company's number of banking centers will be 104.

In the first quarter of 2017, two leased banking centers are expected to be replaced by two new owned offices in the Omaha, Neb., metropolitan market area.  A leased office at 1902 Harlan Drive in Bellevue, Neb., will be replaced by a new banking center, currently under construction, at Cornhusker and US 75 Highway in Bellevue. The leased office at 7001 S. 36th Street in Bellevue will be replaced by a former bank building purchased in 2015, located at 9775 Q Street in Omaha. Both new locations offer better convenience and access to area customers. Great Southern operates four offices in the Omaha market area.

In October 2016, the Company began mass issuing chip-enabled debit cards to its deposit customer base. Chip debit cards offer customers an added layer of security, providing enhanced protection against fraud. Chip debit cards are also available instantly at all Great Southern banking centers.

A person-to-person (P2P) electronic payment service is expected to be available in December 2016 for retail customers through the Company's smartphone mobile banking applications. The P2P service allows Great Southern debit card customers to send one-time transfers to recipients at any financial institution.

In July 2016, the Company filed a universal shelf registration statement (Form S-3) with the Securities and Exchange Commission. This registration allows the Company to expeditiously offer investors up to a total of $250 million in common stock, preferred stock, trust preferred securities or debt obligations. With the Board's prior approval, public offerings can be made at various times and for various amounts depending on the needs of the Company.

In August 2016, utilizing the shelf registration statement, the Company completed the public offering and sale of $75 million of its 5.25% Fixed-to-Floating Rate Subordinated Notes due August 15, 2026. The Notes were sold at par, resulting in net proceeds, after underwriting discounts, commissions and expenses, of approximately $73.5 million. The Company intends to use the net proceeds of the offering for general corporate purposes.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 105 retail banking centers and more than 200 ATMs in Missouri, Arkansas, Iowa, Kansas, Minnesota and Nebraska and commercial lending offices in Tulsa, Okla., and Dallas, Texas. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) non-interest expense reductions from Great Southern's banking center consolidations might be less than anticipated and the costs of the consolidation and impairment of the value of the affected premises might be greater than expected; (ii) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Fifth Third Bank branch acquisition and the Company's other merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (iii) changes in economic conditions, either nationally or in the Company's market areas; (iv) fluctuations in interest rates; (v) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (vi) the possibility of other-than-temporary impairments of securities held in the Company's securities portfolio; (vii) the Company's ability to access cost-effective funding; (viii) fluctuations in real estate values and both residential and commercial real estate market conditions; (ix) demand for loans and deposits in the Company's market areas; (x) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (xi) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xii) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the overdraft protection regulations and customers' responses thereto; (xiii) changes in accounting principles, policies or guidelines; (xiv) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xv) results of examinations of the Company and the Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xvi) costs and effects of litigation, including settlements and judgments; and (xvii) competition. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three and nine months ended September 30, 2016 and 2015, and the three months ended June 30, 2016, are not necessarily indicative of the results of operations which may be expected for any future period.

	September 30,	December 31,
	2016	2015
Selected Financial Condition Data:	(In thousands)

Total assets	$4,441,986	$4,104,189
Loans receivable, gross	3,728,010	3,382,213
Allowance for loan losses	37,002	38,149
Other real estate owned, net	31,249	31,893
Available-for-sale securities, at fair value	204,621	262,856
Deposits	3,561,784	3,268,626
Total borrowings	422,853	406,797
Total common stockholders' equity	422,129	398,227
Non-performing assets (excluding FDIC-assisted transaction assets)	36,554	43,960

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2016	2015	2016	2015	2016
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$46,856	$45,755	$138,239	$139,395	$45,636
Interest expense	5,828	4,230	15,431	11,736	4,974
Net interest income	41,028	41,525	122,808	127,659	40,662
Provision for loan losses	2,500	1,703	6,901	4,303	2,300
Non-interest income	7,090	5,120	20,981	8,522	8,916
Non-interest expense	30,657	30,014	91,384	85,205	29,807
Provision for income taxes	3,740	3,732	11,956	11,821	4,937
Net income	$11,221	$11,196	$33,548	$34,852	$12,534
Net income available to common shareholders	$11,221	$11,051	$33,548	$34,417	$12,534

	At or For the Three Months Ended		At or For the Nine Months Ended		At or For the Three Months Ended
	September 30,		September 30,		June 30,
	2016	2015	2016	2015	2016
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$0.80	$0.79	$2.39	$2.46	$0.89
Book value	$30.32	$28.11	$30.32	$28.11	$29.79

Earnings Performance Ratios:
Annualized return on average assets	1.01%	1.10%	1.03%	1.14%	1.16%
Annualized return on average common stockholders' equity	10.92%	11.53%	10.92%	12.26%	12.15%
Net interest margin	3.98%	4.43%	4.11%	4.59%	4.10%
Average interest rate spread	3.86%	4.33%	4.00%	4.50%	3.99%
Efficiency ratio	63.71%	64.35%	63.55%	62.57%	60.12%
Non-interest expense to average total assets	2.76%	2.95%	2.81%	2.79%	2.75%

Asset Quality Ratios:
Allowance for loan losses to period-end loans (excluding covered/previously covered loans)	1.05%	1.29%	1.05%	1.29%	1.10%
Non-performing assets to period-end assets	0.82%	0.90%	0.82%	0.90%	0.77%
Non-performing loans to period-end loans	0.35%	0.21%	0.35%	0.21%	0.16%
Annualized net charge-offs to average loans	0.42%	0.20%	0.32%	0.13%	0.14%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	September 30, 2016	December 31, 2015	June 30, 2016
Assets
Cash	$117,684	$115,198	$117,130
Interest-bearing deposits in other financial institutions	136,885	83,985	86,574
Cash and cash equivalents	254,569	199,183	203,704

Available-for-sale securities	204,621	262,856	238,200
Held-to-maturity securities	247	353	247
Mortgage loans held for sale	12,796	12,261	13,018
Loans receivable (1), net of allowance for loan losses of $37,002 – September 2016; $38,149 - December 2015; $38,133 – June 2016	3,686,507	3,340,536	3,655,228
FDIC indemnification asset	14,576	24,082	16,534
Interest receivable	10,675	10,930	11,837
Prepaid expenses and other assets	50,864	59,322	47,895
Other real estate owned (2), net	31,249	31,893	34,873
Premises and equipment, net	141,049	129,655	142,338
Goodwill and other intangible assets	12,913	5,758	13,377
Federal Home Loan Bank stock	12,275	15,303	22,203
Current and deferred income taxes	9,645	12,057	9,020

Total Assets	$4,441,986	$4,104,189	$4,408,474

Liabilities and Stockholders' Equity
Liabilities
Deposits	$3,561,784	$3,268,626	$3,384,020
Federal Home Loan Bank advances	31,476	263,546	31,499
Securities sold under reverse repurchase agreements with customers	139,044	116,182	121,818
Short-term borrowings	153,060	1,295	401,260
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Subordinated notes	73,499	—	—
Accrued interest payable	1,500	1,080	1,098
Advances from borrowers for taxes and insurance	9,153	4,681	8,376
Accounts payable and accrued expenses	24,567	24,778	20,407
Total Liabilities	4,019,857	3,705,962	3,994,252

Stockholders' Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding September 2016, December 2015 and June 2016 – -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding September 2016 – 13,921,355 shares; December 2015 – 13,887,932 shares; June 2016 – 13,904,832 shares	139	139	139
Additional paid-in capital	25,263	24,371	24,896
Retained earnings	392,826	368,053	384,450
Accumulated other comprehensive gain	3,901	5,664	4,737
Total Stockholders' Equity	422,129	398,227	414,222

Total Liabilities and Stockholders' Equity	$4,441,986	$4,104,189	$4,408,474

(1)
At September 30, 2016, December 31, 2015 and June 30, 2016 includes loans, net of discounts, totaling $144.4 million, $236.1 million and $153.3 million, respectively, which are subject to FDIC support through loss sharing agreements.  At September 30, 2016 and June 30, 2016, respectively, also includes $78.9 and $85.2 million of loans, net of discounts, acquired in the Team Bank, Vantus Bank and Sun Security Bank transactions, for which the loss sharing agreements were terminated in April 2016, or loss sharing agreements had already expired.  In addition, as of September 30, 2016, December 31, 2015 and June 30, 2016, includes $82.0 million, $93.4 million and $84.0 million, respectively, of loans, net of discounts, acquired in the Valley Bank transaction which are not covered by an FDIC loss sharing agreement.

(2)
At September 30, 2016, December 31, 2015 and June 30, 2016, includes foreclosed assets, net of discounts, totaling $795,000, $1.8 million and $795,000, respectively, which are subject to FDIC support through loss sharing agreements. At September 30, 2016 and June 30, 2016, respectively, also includes $432,000 and $721,000 of foreclosed assets, net of discounts, acquired in the Team Bank, Vantus Bank and Sun Security Bank transactions, for which the loss sharing agreements were terminated in April 2016.  At December 31, 2015 and March 31, 2016, included $460,000 and $417,000, respectively, net of discounts, of non- single-family foreclosed assets related to the Vantus Bank transaction, which were no longer covered by the FDIC loss sharing agreement for that transaction.  At September 30, 2016, December 31, 2015 and June 30, 2016, includes $1.9 million, $995,000 and $1.5 million respectively, net of discounts, of foreclosed assets related to the Valley Bank transaction, which are not covered by FDIC loss sharing agreements.  In addition, at September 30, 2016, December 31, 2015 and June 30, 2016, includes $4.8 million, $1.2 million and $3.8 million, respectively, of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2016	2015	2016	2015	2016
Interest Income
Loans	$45,335	$44,103	$133,460	$133,999	$44,078
Investment securities and other	1,521	1,652	4,779	5,396	1,558
	46,856	45,755	138,239	139,395	45,636
Interest Expense
Deposits	4,423	3,500	12,480	9,794	4,121
Federal Home Loan Bank advances	259	468	955	1,331	257
Short-term borrowings and repurchase agreements	450	14	936	51	406
Subordinated debentures issued to capital trust	209	248	573	560	190
Subordinated notes	487	—	487	—	—
	5,828	4,230	15,431	11,736	4,974

Net Interest Income	41,028	41,525	122,808	127,659	40,662
Provision for Loan Losses	2,500	1,703	6,901	4,303	2,300
Net Interest Income After Provision for Loan Losses	38,528	39,822	115,907	123,356	38,362

Noninterest Income
Commissions	245	400	763	981	215
Service charges and ATM fees	5,548	5,162	16,201	14,833	5,374
Net gains on loan sales	1,217	1,079	3,062	3,078	1,012
Net realized gains on sales of available-for-sale securities	144	2	2,881	2	2,735
Late charges and fees on loans	435	371	1,315	1,482	302
Net change in interest rate swap fair value	58	(133)	(179)	(112)	(75)
Accretion (amortization) of income related to business acquisitions	(1,215)	(3,326)	(6,087)	(15,380)	(1,578)
Other income	658	1,565	3,025	3,638	931
	7,090	5,120	20,981	8,522	8,916

Noninterest Expense
Salaries and employee benefits	15,062	15,078	45,671	44,261	15,246
Net occupancy and equipment expense	6,335	7,546	19,556	19,715	6,379
Postage	923	1,042	2,881	2,843	957
Insurance	961	837	2,944	2,672	1,031
Advertising	803	545	1,767	1,728	522
Office supplies and printing	575	328	1,435	1,043	395
Telephone	823	806	2,649	2,338	904
Legal, audit and other professional fees	748	586	2,399	1,873	811
Expense on foreclosed assets	1,298	616	3,083	1,319	874
Partnership tax credit investment amortization	420	420	1,260	1,260	420
Acquired deposit intangible asset amortization	464	437	1,497	1,312	490
Other operating expenses	2,245	1,773	6,242	4,841	1,778
	30,657	30,014	91,384	85,205	29,807

Income Before Income Taxes	14,961	14,928	45,504	46,673	17,471
Provision for Income Taxes	3,740	3,732	11,956	11,821	4,937
Net Income	11,221	11,196	33,548	34,852	12,534

Preferred Stock Dividends	—	145	—	435	—

Net Income Available to Common Shareholders	$11,221	$11,051	$33,548	$34,417	$12,534

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2016	2015	2016	2015	2016
Earnings Per Common Share
Basic	$0.81	$0.80	$2.41	$2.49	$0.90
Diluted	$0.80	$0.79	$2.39	$2.46	$0.89

Dividends Declared Per Common Share	$0.22	$0.22	$0.66	$0.64	$0.22

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $1.4 million and $989,000 for the three months ended September 30, 2016 and 2015, respectively.  Fees included in interest income were $3.6 million and $3.1 million for the nine months ended September 30, 2016 and 2015, respectively.  Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	September 30, 2016(1)	Three Months Ended September 30, 2016			Three Months Ended September 30, 2015
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.17%	$543,432	$7,115	5.21%	$458,181	$8,363	7.24%
Other residential	4.03	574,685	6,515	4.51	419,526	5,150	4.87
Commercial real estate	4.14	1,181,468	13,724	4.62	1,089,456	12,822	4.67
Construction	3.78	367,900	4,290	4.64	346,897	3,953	4.52
Commercial business	4.34	324,185	4,740	5.82	339,781	4,915	5.74
Other loans	5.75	705,123	8,527	4.81	578,898	8,326	5.71
Industrial revenue bonds	5.13	29,228	424	5.77	41,865	574	5.44

Total loans receivable	4.54	3,726,021	45,335	4.84	3,274,604	44,103	5.34

Investment securities	3.11	241,717	1,357	2.23	325,619	1,570	1.91
Other interest-earning assets	0.45	128,217	164	0.51	122,742	82	0.27

Total interest-earning assets	4.33	4,095,955	46,856	4.55	3,722,965	45,755	4.88
Non-interest-earning assets:
Cash and cash equivalents		110,822			108,299
Other non-earning assets		231,629			237,114
Total assets		$4,438,406			$4,068,378

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.25	$1,485,979	986	0.26	$1,350,156	771	0.23
Time deposits	0.99	1,360,775	3,437	1.00	1,275,643	2,729	0.85
Total deposits	0.60	2,846,754	4,423	0.62	2,625,799	3,500	0.53
Short-term borrowings and repurchase agreements	0.26	432,725	450	0.41	186,984	14	0.03
Subordinated debentures issued to capital trust	2.36	25,774	209	3.23	27,455	248	3.58
Subordinated notes	5.38	39,969	487	4.85	—	—	—
FHLB advances	3.30	31,485	259	3.27	210,657	468	0.88

Total interest-bearing liabilities	0.71	3,376,707	5,828	0.69	3,050,895	4,230	0.55
Non-interest-bearing liabilities:
Demand deposits		617,821			538,529
Other liabilities		32,716			32,585
Total liabilities		4,027,244			3,622,009
Stockholders' equity		411,162			446,369
Total liabilities and stockholders' equity		$4,438,406			$4,068,378

Net interest income:
Interest rate spread	3.62%		$41,028	3.86%		$41,525	4.33%
Net interest margin*				3.98%			4.43%
Average interest-earning assets to average interest-bearing liabilities		121.3%			122.0%
______________
*Defined as the Company's net interest income divided by average total interest-earning assets.
(1)
The yield on loans at September 30, 2016, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See "Net Interest Income" for a discussion of the effect on results of operations for the three months ended September 30, 2016.

	September 30, 2016(1)	Nine Months Ended September 30, 2016			Nine Months Ended September 30, 2015
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.17%	$546,349	$22,103	5.40%	$461,378	$27,171	7.87%
Other residential	4.03	492,559	17,593	4.77	423,248	16,016	5.06
Commercial real estate	4.14	1,125,617	39,485	4.69	1,062,120	38,201	4.81
Construction	3.78	407,107	13,999	4.59	331,265	11,352	4.58
Commercial business	4.34	322,003	13,177	5.47	331,819	14,568	5.87
Other loans	5.75	687,921	25,526	4.96	552,758	24,916	6.03.
Industrial revenue bonds	5.13	35,579	1,577	5.92	42,820	1,775	5.54

Total loans receivable	4.54	3,617,135	133,460	4.93	3,205,408	133,999	5.59

Investment securities	3.11	259,416	4,362	2.25	347,436	5,165	1.99
Other interest-earning assets	0.45	112,202	417	0.50	166,552	231	0.19

Total interest-earning assets	4.33	3,988,753	138,239	4.63	3,719,396	139,395	5.01
Non-interest-earning assets:
Cash and cash equivalents		107,272			106,318
Other non-earning assets		238,421			245,370
Total assets		$4,334,446			$4,071,084

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.25	$1,489,042	2,849	0.26	$1,403,079	1,994	0.19
Time deposits	0.99	1,327,578	9,631	0.97	1,239,638	7,800	0.84
Total deposits	0.60	2,816,620	12,480	0.59	2,642,717	9,794	0.50
Short-term borrowings and repurchase agreements	0.26	355,772	936	0.35	208,856	51	0.03
Subordinated debentures issued to capital trust	2.36	25,774	573	2.97	29,758	560	2.52
Subordinated notes	5.38	13,421	487	4.85	—	—	—
FHLB advances	3.30	80,702	955	1.58	186,994	1,331	0.95

Total interest-bearing liabilities	0.71	3,292,289	15,431	0.63	3,068,325	11,736	0.51
Non-interest-bearing liabilities:
Demand deposits		603,376			538,069
Other liabilities		29,017			27,829
Total liabilities		3,924,682			3,634,223
Stockholders' equity		409,764			436,861
Total liabilities and stockholders' equity		$4,334,446			$4,071,084

Net interest income:
Interest rate spread	3.62%		$122,808	4.00%		$127,659	4.50%
Net interest margin*				4.11%			4.59%
Average interest-earning assets to average interest-bearing liabilities		121.2%			121.2%
______________
*Defined as the Company's net interest income divided by average total interest-earning assets.
(1)
The yield on loans at September 30, 2016, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See "Net Interest Income" for a discussion of the effect on results of operations for the nine months ended September 30, 2016.